Exhibit 99.1

Body Central Corp. Announces Record Third Quarter 2011 Financial Results

EPS Up 64% to $0.18 Per Diluted Share

Jacksonville, FL - November 10, 2011 - Body Central Corp. (Nasdaq: BODY) today announced financial results for the third quarter and year-to-date 2011.

Highlights for the third quarter ended October 1, 2011:

•                  Net revenues for the quarter increased 17.9% to $67.1 million, compared to $56.9 million for the third quarter of 2010.

•                  Store sales rose 21.2% to $61.0 million driven by a comparable-store sales increase of 8.2% and net store unit growth of 10.8%.

•                  Operating income increased 58.9% to $4.7 million as compared to $2.9 million in the third quarter of 2010. Operating margin increased to 6.9% from 5.2% for the same period last year. Excluding $350,000 in severance costs related to the departure of the Company’s former CFO, operating income for the third quarter of 2011 was $5.0 million or 7.5% of net revenues.

•                  Net income was $2.8 million, or $0.18 per diluted share based on 16.2 million weighted average shares outstanding as compared to net income of $1.3 million, or $0.11 per diluted share based on 12.8 million weighted average shares outstanding for the third quarter of 2010. Excluding the severance costs net income for the third quarter of 2011 was $3.1 million or $0.19 per diluted share.

•                  The Company opened 5 new stores during the third quarter and operated 226 stores as of October 1, 2011.

Highlights for the thirty-nine weeks ended October 1, 2011:

•                  Net revenues increased 22.4% to $215.8 million from $176.3 million for the same period a year ago.

•                  Store sales rose 26.8% to $188.9 million and comparable-store sales increased 13.0% from the same period in 2010.

•                  Operating margin increased to 10.0% of net revenues from 7.8% of net revenues for the same period last year. Excluding the above-mentioned severance costs related to the departure of the Company’s former CFO, operating margin was 10.2% for the thirty-nine weeks ended October 1, 2011.

•                  Net income was $13.6 million or $0.85 per diluted share, as compared to net income of $7.1 million, or $0.56 per diluted share for the third quarter of 2010. Excluding the severance costs, net income for the thirty-nine weeks ended October 1, 2011 was $13.8 million or $0.86 per diluted share.

•                  The Company opened 17 new stores during the thirty-nine weeks ended October 1, 2011.

Allen Weinstein, Body Central’s President and CEO, stated: “Our solid momentum continued in the third quarter as we consistently delivered fashionable merchandise at value prices. Our comparable store sales performance demonstrates the strength of our existing stores while our new stores are also performing ahead of expectations.  We are on target to open 33 new stores in 2011 —  a record for our Company.  In addition, we remain focused on enhancing our infrastructure and have made several strategic additions to our management team that we believe will better position us to execute on our long term growth objectives.”

Balance Sheet highlights as of October 1, 2011:

Cash and cash equivalents were $31.7 million at the end of the third quarter compared to $5.8 million at the end of the third quarter in the prior year.

Inventories at the end of the third quarter were $20.6 million compared to $17.2 million at the end of the third quarter of 2010. Average store inventories increased 2% from one year ago, excluding inventories held for new store openings in October and November.

The Company had no long-term debt as of the end of the third quarter of 2011 as compared to $31.5 million at the end of the third quarter of 2010.

Outlook

For the fourth quarter of fiscal 2011, the Company expects net revenues in the range of $75 million to $79 million and diluted earnings per share in the range of $0.34 to $0.37, based on diluted weighted-average shares outstanding of 16.2 million.

For fiscal 2011, the Company now expects net revenues in the range of $291 million to $295 million and diluted earnings per share in the range of $1.19 to $1.22, based on diluted weighted-average shares outstanding of 16.2 million.

Conference Call Information

A conference call to discuss third quarter financial results is scheduled for today, November 10, 2011, at 4:30 PM Eastern Time. The conference call will also be webcast live at www.bodyc.com. To access the replay of this call, please dial (877) 870-5176 and enter pin number 5664477. The replay is available until November 24, 2011. A replay of this call will also be available on the Investor Relations section of the Company’s website, www.bodyc.com, within two hours of the conclusion of the call and will remain on the website for ninety days.

About Body Central

Founded in 1972, Body Central Corp. is a growing, multi-channel, specialty retailer offering on-trend, quality apparel and accessories at value prices. As of November 4, 2011 the Company operated 232 specialty apparel stores in 24 states under the Body Central and Body Shop banners, as well as a direct business comprised of a Body Central catalog and an e-commerce website at www.bodyc.com. The Company targets women in their late teens and twenties from diverse cultural backgrounds who seek the latest fashions and a flattering fit. Stores feature an assortment of tops, dresses, bottoms, jewelry, accessories and shoes sold primarily under the Company’s exclusive Body Central(R) and Lipstick(R) labels.

CONTACT:

ICR, Inc.

Investor Relations for Body Central Corp.

Jean Fontana/Joseph Teklits

203-682-8200

Jean.fontana@icrinc.com

Safe Harbor Language

Certain statements in this release are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “guidance,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) our ability to identify and respond to new and changing fashion trends, customer preferences and other related factors; (2) our ability to execute successfully our growth strategy; (3) changes in consumer spending and general economic conditions; (4) changes in the competitive environment in our industry and the markets we serve, including increased competition from other retailers; (5) our new stores or existing stores achieving sales and operating levels consistent with our expectations; (6) the success of the malls and shopping centers in which our stores are located; (7) our dependence on a strong brand image; (8) our direct business growing consistently with our growth strategy; (9) our information technology systems supporting our current and growing business, before and after our planned upgrades; (10) disruptions to our information systems in the ordinary course or as a result of systems upgrades; (11) our dependence upon key executive management or our inability to hire or retain additional personnel;  (12) disruptions in our supply chain and distribution facility; (13) our indebtedness, if any, and lease obligations; (14) our reliance upon independent third-party transportation providers for all of our product shipments; (15) hurricanes, natural disasters, unusually adverse weather conditions, boycotts and unanticipated events; (16) the seasonality of our business; (17) increases in costs of fuel, or other energy, transportation or utilities costs and in the costs of labor and employment; (18) the impact of governmental laws and regulations and the outcomes of legal proceedings; (19) restrictions imposed by our indebtedness on our current and future operations; (20) our maintaining effective internal controls; and (21) our ability to protect our trademarks or other intellectual property rights.

BODY CENTRAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 1,	October 2,	October 1,	October 2,
	2011	2010	2011	2010
	(in thousands, except share and per share data)

Net revenues	$67,110	$56,943	$215,764	$176,288
Cost of goods sold, including occupancy, buying, distribution center and catalog costs	44,531	38,722	140,401	118,316
Gross profit	22,579	18,221	75,363	57,972
Selling, general and administrative expenses	16,577	14,050	49,974	40,663
Depreciation and amortization	1,342	1,238	3,815	3,510
Income from operations	4,660	2,933	21,574	13,799
Interest (income) expense, net	(2)	794	(14)	2,581
Other (income), net	(39)	(49)	(206)	(105)
Income before income taxes	4,701	2,188	21,794	11,323
Provision for income taxes	1,853	845	8,213	4,260
Net income	$2,848	$1,343	$13,581	$7,063

Net income per common share:
Basic	$0.18	$6.43	$0.86	$34.20
Diluted	$0.18	$0.11	$0.85	$0.56

Weighted-average common shares outstanding:
Basic	15,864,008	203,235	15,703,053	203,235
Diluted	16,166,285	12,768,103	16,008,014	12,597,459

BODY CENTRAL CORP.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	October 1,	January 1,	October 2,
	2011	2011	2010
	(In thousands)
Assets
Current assets
Cash and cash equivalents	$31,749	$16,202	$5,823
Accounts receivable	1,024	1,258	842
Inventories	20,631	18,369	17,180
Prepaid expenses and other current assets	5,312	3,933	3,120
Deferred tax asset, current	1,925	1,425	1,167
Total current assets	60,641	41,187	28,132
Property and equipment, net of accumulated depreciation and amortization of $18,676, $15,627 and $15,403	19,861	17,071	17,367
Goodwill	21,508	21,508	21,508
Intangible assets, net of accumulated amortization of $3,517, $3,077 and $2,930	16,688	17,128	17,275
Other assets	111	102	116
Total assets	$118,809	$96,996	$84,398
Liabilities, Redeemable Preferred Stock and Stockholders’ Equity
Current liabilities
Accounts payable	$13,801	$14,880	$11,618
Accrued expenses and other current liabilities	15,929	14,605	11,731
Current portion of long-term debt	—	—	6,000
Total current liabilities	29,730	29,485	29,349
Other liabilities	7,785	5,149	5,883
Deferred tax liability, long-term	4,542	4,220	3,083
Long-term debt, less current portion	—	—	25,518
Total liabilities	42,057	38,854	63,833
Commitments and contingencies
Redeemable preferred stock			50,151
Total stockholders’ equity (deficit)	76,752	58,142	(29,586)
Total liabilities, redeemable preferred stock and stockholders’ equity	$118,809	$96,996	$84,398

BODY CENTRAL CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Thirty-Nine Weeks Ended
	October 1,	October 2,
	2011	2010
	(in thousands)
Cash flows from operating activities
Net income	$13,581	$7,063
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,815	3,510
Deferred income taxes	(178)	1,197
Excess tax benefits from stock-based compensation	(2,420)	—
Stock-based compensation	734	356
Loss on disposal of property and equipment	11	51
Changes in assets and liabilities:
Accounts receivable	235	106
Inventories	(2,261)	(4,282)
Prepaid expenses and other current assets	(1,380)	(481)
Other assets	(9)	5
Accounts payable	(1,079)	2,539
Accrued expenses and other current liabilities	1,559	(285)
Income taxes	2,185	(500)
Other liabilities	2,659	1,544
Net cash provided by operating activities	17,452	10,823
Cash flows from investing activities
Purchases of property and equipment	(6,201)	(5,494)
Net cash used in investing activities	(6,201)	(5,494)
Cash flows from financing activities
Principal payments on long-term debt	—	(6,732)
Proceeds from common stock offering, net of issuance costs	1,142	—
Proceeds from exercise of stock options	734	—
Excess tax benefits from stock-based compensation	2,420	—
Net cash provided by (used in) financing activities	4,296	(6,732)
Net increase (decrease) in cash and cash equivalents	15,547	(1,403)
Cash and cash equivalents
Beginning of year	16,202	7,226
End of period	$31,749	$5,823